Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stock Purchase Plan Committee of the Philips North America Nonqualified Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements (nos. 333-186849, 333-179692, 333-172329, 333-165017, 333-157477, 333-151797, 333-140784, 333-125280, 333-119375, 333-104104, 333-87852, 333-75542 and 333-39204) on Form S-8 of Koninklijke Philips N.V. of our report dated October 29, 2015, with respect to the statements of income (loss) and changes in plan equity of the Philips North America Nonqualified Stock Purchase Plan for the year ended July 31, 2015, which report appears in the July 31, 2017 annual report on Form 11-K of the Philips North America Nonqualified Stock Purchase Plan.

/s/ KPMG LLP

Boston, Massachusetts

November 15, 2017